For Immediate Release
Exhibit 99
Earl O. Bradley, III
Phone: 931-552-6176
Bonita H. Spiegl
Phone: 931-552-6176

FIRST ADVANTAGE BANCORP
REPORTS SECOND QUARTER 2011 RESULTS

Clarksville, Tennessee.  August 15, 2011.  First Advantage Bancorp (the “Company”) [Nasdaq:  FABK], the holding company for First Federal Savings Bank (the “Bank”), today announced its results of operations for the three and six months ended June 30, 2011.  The Company’s net income for the three months ended June 30, 2011, was $486,000 compared to $331,000 for the same period in 2010.  For the six months ended June 30, 2011 net income was $844,000 compared to net income of $658,000 for the six months ended June 30, 2010.

     Basic earnings per share for the three months ended June 30, 2011 was $0.12 compared to $0.08 for the three months ended June 30, 2010.  Diluted earnings per share for the three months ended June 30, 2011 amounted to $0.11 compared to $0.08 for the three months ended June 30, 2010.  Basic earnings per shares for the six months ended June 30, 2011 was $0.21 compared to $0.15 for the six months ended June 30, 2010.  Diluted earnings per share for the six months ended June 30, 2011 amounted to $0.20 compared to $0.15 for the six months ended June 30, 2010.

    “We are pleased that our net interest margin continues to expand reaching 4.24% this quarter over the 3.83% reported for the quarter ended June 30, 2010 and reaching 4.23% for the six months ended June 30, 2011 over the 3.80% reported for the same period one year ago.  Management remains focused on asset quality, prudent growth and strategies designed to promote long-term shareholder value.   We are excited about our imminent name change to First Advantage Bank that will occur in conjunction with our charter conversion upon proper regulatory approval.  Our new name First Advantage Bank is reflective of our new vision while continuing our tradition of offering exemplary customer service and a focus in bringing new and innovative products to our market area.  We very much look forward to unveiling a new look later this year. We are excited about this change and what it means for the next phase of future growth for our bank, our shareholders, our employees and our customers,” said Earl O. Bradley, III, Chief Executive Officer.

Charter Conversion

As previously announced, on July 14, 2011, the Bank submitted an application to the Tennessee Department of Financial Institutions (“the Department”) to convert from a federally-chartered savings bank to a Tennessee-chartered commercial bank to be known as “First Advantage Bank.”  Concurrently, notice of intent to convert was filed with the Office of Thrift Supervision.  Also, the Company will file an application with the Federal Reserve Board to obtain approval to become a bank holding company.  Subject to regulatory approval, the Company expects the charter conversion to be completed in the fourth quarter of 2011.  Upon completion of the charter conversion, the Department will regulate the Bank and the Federal Deposit Insurance Corporation (“FDIC”) will become the Bank’s primary federal regulator.  No assurance can be given that such regulatory approvals will be obtained.  There will be no changes to the directors, officers or employees of the Bank as a result of the charter conversion.  The Bank’s FDIC insurance coverage, rates and terms of loans and deposits, will not change as a result of the charter conversion.

Capital

The Bank continues to maintain its favorable capital position and is categorized as “well-capitalized” by regulatory standards.  At June 30, 2011, the Bank’s total risk-based capital and tier one capital to risk-weighted assets ratios were 19.57% and 18.52%, respectively, and its tier one capital to adjusted total assets ratio was 14.08%.  The minimum ratios required to be categorized as “well capitalized” by regulatory standards are 10.00% for total risk-based capital, 6.00% for tier one capital to risk-weighted assets and 5.00% for tier one capital to adjusted total assets.

Dividend Declared

As previously announced, the Board of Directors of the Company, at its July 20, 2011 meeting, declared a quarterly cash dividend of $0.05 per common share. The dividend is payable on or about August 12, 2011 to stockholders of record as of the close of business on August 1, 2011.

Net Interest Income

Net interest income increased $315,000, or 10.1%, to $3.4 million for the three months ended June 30, 2011 compared to $3.1 million for the three months ended June 30, 2010, due primarily to reduced interest expense of $287,000, or 22.4%.  Net interest income increased $648,000, or 10.6%, to $6.8 million for the six months ended June 30, 2011 compared to $6.1 million the six months ended June 30, 2010, due primarily to a reduction in interest expense of $615,000, or 23.3%.  The decrease in interest expense for both the three- and six-month periods was primarily due to lower rates paid to customers on interest-bearing deposits as higher rate, fixed term deposits matured and as market rates declined on interest-bearing transaction accounts.  The net interest margin was 4.24% for the three months ended June 30, 2011 compared to 3.83% for the three months ended June 30, 2010.  The net interest margin was 4.23% for the six months ended June 30, 2011 compared to 3.80% for the six months ended June 30, 2010.

The average balances of interest earning assets fell slightly to $325.2 million for the three months ended June 30, 2011 compared to $327.7 million for the same period in 2010, as the average rate earned on these assets remained relatively unchanged over the same periods.   The average loan balances increased by 5.8% in the three month period ended June 30, 2011 compared to the three month period ended June 30, 2010, and average balances of investments available for sale decreased by 17.0% for the same comparable periods.   The average balances of interest earning assets remained relatively stable for the six months ended June 30, 2011 compared to the same period of 2010, as the average rate earned on these assets remained relatively unchanged over the same periods.   The average loan balances increased by 7.3% for the six month period ended June 30, 2011 compared to the six month period ended June 30, 2010, and average balances of investments available for sale decreased by 20.6% for the same comparable periods.

Credit Quality

The Company recorded a provision for loan losses of $233,000 for the three months ended June 30, 2011 compared to $232,000 for the three months ended June 30, 2010.   A provision for loan losses of $488,000 was recorded for the six months ended June 30, 2011 compared to $459,000 for the six months ended June 30, 2010.   The increase in the provision was due to the growth of the total loan portfolio, an increase in classified loans, and prolonged weakened general economic conditions.

Non-performing assets totaled $3.1 million, or 0.87% of total assets, at June 30, 2011 compared to $3.5 million, or 1.03% of total assets, at June 30, 2010.   There was a 57.8% increase in the level of classified assets from $5.9 million at June 30, 2010 to $9.3 million at June 30, 2011 primarily related to the construction and multi-family/nonresidential loan portfolios.  Classified assets are primarily loans rated special mention or substandard in accordance with regulatory guidance.  These assets warrant and receive increased management oversight and loan loss reserves have been established to account for the increased credit risk of these assets.

Non-Interest Income

Total non-interest income decreased by $84,000, or 11.0%, to $683,000 for the three months ended June 30, 2011 compared to $767,000 for the three months ended June 30, 2010.  Total non-interest income decreased $109,000, or 8.0%, to $1.3 million for the six months ended June 30, 2011 compared to $1.4 million for the six months ended June 30, 2010.

Total non-interest expense increased $145,000, or 5.0%, to $3.1 million for the three months ended June 30, 2011 as compared to the same period in 2010.  Total non-interest expense increased $380,000, or 6.5%, to $6.2 million for the six months ended June 30, 2011 as compared to the same period in 2010.

The provision for income taxes for the three and six months ended June 30, 2011 was $338,000 and $528,000, respectively, resulting in a decrease of $70,000 and $56,000 for the comparable three and six month periods ended June 30, 2010.

Selected Balance Sheet Data

Total assets were $350.5 million at June 30, 2011 compared to $345.1 million at June 30, 2010, an increase of $5.4 million or 1.6%.  Total loans were $245.6 million at June 30, 2011, an increase of $16.5 million, or 7.2%, compared to June 30, 2010.  Total liabilities were $282.7 million at June 30, 2011 compared to $277.0 million at June 30, 2010, an increase of $5.7 million or 2.1%.  Total deposits at June 30, 2011 were $225.4 million, an increase of $7.2 million or 3.3% compared to June 30, 2010.

Total stockholders’ equity was $67.7 million at June 30, 2011 compared to $68.1 million at June 30, 2010.   The average common shareholder’s equity to average assets remained steady at 19.8% for the three months ended June 30, 2011 and June 30, 2010.   The average common shareholder’s equity to average assets was 19.7% for the six months ended June 30, 2011 compared to 20.1% for the six months ended June 30, 2010.

About First Advantage Bancorp

Founded in 1953, First Federal Savings Bank, a wholly-owned subsidiary of First Advantage Bancorp, is a federally chartered savings bank headquartered in Clarksville, Tennessee.  The Bank operates as a community-oriented financial institution, with five full-service offices in Montgomery County, Tennessee which is approximately 40 miles northwest of Nashville near the Kentucky border.  First Federal Savings Bank offers a full range of retail and commercial financial services.  The Bank’s website address is www.firstfederalsb.com.  First Advantage Bancorp stock trades on the Nasdaq Global Market under the symbol “FABK.”

Forward-Looking Statements

Certain statements contained herein are forward-looking statements that are based on assumptions and may describe future plans, strategies, and expectations of First Advantage Bancorp. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiary include, but are not limited to, changes in interest rates, national and regional economic conditions, legislative and regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in First Federal Savings Bank’s market area, changes in real estate market values in First Federal Savings Bank’s market area, changes in relevant accounting principles and guidelines and the inability of third party service providers to perform.
These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

FIRST ADVANTAGE BANCORP
SELECTED FINANCIAL DATA
(Unaudited-Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended		Twelve Months Ended
	June 30		June 30		December 31,
SELECTED FINANCIAL CONDITION DATA:	2011	2010	2011	2010	2010

END OF PERIOD BALANCES
Assets			$350,460	$345,089	$345,252
Available-for-sale securities, at fair value			67,210	76,449	74,214
Loans, gross			245,645	229,174	241,995
Allowance for loan losses			3,921	2,985	3,649
Deposits			225,442	218,238	219,504
FHLB advances and other borrowings			53,109	56,571	54,215
Common shareholders' equity			67,743	68,054	66,727

AVERAGE BALANCES
Assets	$342,544	$346,344	$341,175	$344,816	$345,571
Earning assets	325,150	327,673	323,492	325,258	327,544
Investment securities	67,670	81,570	69,708	87,806	81,163
Other investments	13,470	15,568	12,117	12,198	16,944
Loans, gross	244,010	230,535	241,667	225,254	229,437
Deposits	218,613	217,998	218,244	217,053	219,018
FHLB advances and other borrowings	53,179	54,808	53,017	54,553	54,323
Common shareholders' equity	67,687	68,497	67,348	69,441	68,487

SELECTED OPERATING RESULTS:
Interest and dividend income	$4,437	$4,409	$8,807	$8,774	$17,571
Interest expense	997	1,284	2,026	2,641	4,999
Net interest income	3,440	3,125	6,781	6,133	12,572
Provision for loan losses	233	232	488	459	1,334
Net interest income after provision for loan losses	3,207	2,893	6,293	5,674	11,238
Noninterest income	683	767	1,262	1,371	2,738
Noninterest expense	3,066	2,921	6,183	5,803	11,312
Income (loss) before income tax expense (benefit)	824	739	1,372	1,242	2,664
Income tax expense (benefit)	338	408	528	584	968
Net income (loss)	$486	$331	$844	$658	$1,696
Basic net income per common share	$0.12	$0.08	$0.21	$0.15	$0.40
Diluted net income per common share	0.11	0.08	0.20	0.15	0.39
Dividends paid per common share	0.05	0.05	0.10	0.10	0.20
Book value per common share - basic	16.42	16.25	16.42	16.25	16.24
Common shares outstanding	4,086,674	4,188,048	4,086,674	4,188,048	4,107,818
Basic weighted average common shares outstanding	4,105,910	4,303,639	4,106,856	4,404,871	4,259,064
Diluted weighted average common shares outstanding	4,290,171	4,342,942	4,298,744	4,438,658	4,295,093

SELECTED ASSET QUALITY
Net charge-offs	$223	$237	$215	$287	$498
Classified assets			9,257	5,866	8,461
Nonperforming loans			2,914	2,915	2,985
Nonperforming assets			3,054	3,539	3,116
Total nonperforming loans to total loans			1.19%	1.27%	1.23%
Total nonperforming loans to total assets			0.83%	0.84%	0.86%
Total nonperforming assets to total assets			0.87%	1.03%	0.90%

SELECTED RATIOS (quarterly and year-to-date rates annualized)
Return on average assets	0.57%	0.38%	0.50%	0.38%	0.49%
Return on average common shareholders' equity	2.88%	1.94%	2.53%	1.91%	2.48%
Average common shareholders' equity to average assets	19.76%	19.78%	19.74%	20.14%	19.82%
Net interest margin	4.24%	3.83%	4.23%	3.80%	3.84%